Exhibit 99.1

NEWS RELEASE

Travelport Worldwide Limited announces agreement to be acquired by affiliates of

Siris Capital Group, LLC and Evergreen Coast Capital Corp.

in all-cash transaction valued at approximately $4.4 billion

-     Travelport shareholders to receive $15.75 per share in cash

-      Travelport to continue driving technological innovation and serving the evolving global travel marketplace under private ownership

-      Reaffirms 2018 financial guidance ranges and provides 2019 Adjusted EBITDA and

Adjusted Net Income guidance

-     Acquisition expected to close in Q2 2019

LANGLEY, U.K., December 10, 2018: Travelport Worldwide Limited (“Travelport”) (NYSE: TVPT), a leading travel technology company, today announced that it has entered into a definitive agreement to be acquired by affiliates of Siris Capital Group, LLC (“Siris”) and Evergreen Coast Capital Corp. (“Evergreen”) in an all-cash transaction valued at approximately $4.4 billion. Evergreen is the private equity affiliate of Elliott Management Corporation (“Elliott”).

Under the terms of the agreement, Siris and Evergreen will acquire all the outstanding common shares of Travelport for $15.75 per share in cash. The Board of Directors of Travelport unanimously approved the agreement and recommended that shareholders vote in favor of the transaction. Elliott and its affiliates have agreed to vote the common shares owned by them in favor of the transaction.

Doug Steenland, Chairman of the Board of Directors of Travelport, said: “This is a good outcome for Travelport’s shareholders. Assisted by external advisers, the Board concluded unanimously, after taking into account the ongoing development needs of the business, that entering into this agreement represents the best way to maximize value for shareholders. It also enables the company to continue its work to position itself for growth in the evolving global travel industry.”

Gordon Wilson, President and CEO of Travelport, commented: “Travelport welcomes this proposed transaction with Siris and Evergreen, who are specialist technology platform investors. Throughout the process, Siris and Evergreen have demonstrated their deep technology expertise together with a strong commitment to the success of our customers, employees and partners. We will continue to develop and invest in our platform to serve the changing needs of our customers in the travel industry. It is very much business as usual at Travelport and we look forward to this new era in the company’s development.”

Commenting on the transaction, John Swainson, an Executive Partner of Siris, said: “We have been impressed with Travelport’s industry leadership, global scale and reach, local expertise, world-class management team and commitment to delivering best-in-class solutions for global travel suppliers and agencies. Siris looks forward to building on this legacy and supporting Travelport as it invests in its platform and embarks on a new phase of innovation and industry leadership.”

Frank Baker, Co-Founder of Siris Capital, added: “Travelport has an impressive track record of developing and bringing to market best-in-class distribution capabilities, technology services, innovative payment solutions and other value-add digital tools for the global travel industry. We have been impressed by the company’s industry-leading GDS technology platform, which supports mission-critical transactions for both travel providers and agents. At the same time, Travelport is redefining the travel payments industry through eNett, a disruptive and fast-growing leader in secure, virtual travel payments. Siris looks forward to partnering with the company’s management team and Evergreen in this next phase of Travelport’s evolution and growth as a private company.”

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Jesse Cohn, Partner at Elliott, commented: “Under Gordon’s leadership, Travelport has built a leading travel technology platform and a leading B2B payments offering in eNett. We look forward to investing in the Travelport team and working with them and Siris to build upon and advance Travelport’s strong track record of technology innovation in serving global travel suppliers and agencies.”

Travelport may actively solicit alternative acquisition proposals from third parties during a "go-shop" period from the date of the agreement through January 23, 2019. Travelport will have the right to terminate the agreement to enter into a superior proposal subject to the terms and conditions of the agreement. There is no assurance that this process will result in a superior proposal. Travelport does not intend to disclose developments with respect to the solicitation process unless and until the company determines such disclosure is appropriate.

The proposed transaction is currently expected to close in the second quarter of 2019 and is subject to customary closing conditions, including approval by Travelport shareholders and receipt of required regulatory approvals. The transaction is not subject to any financing condition.

Upon the completion of the transaction, Travelport will become a privately held company and Travelport common shares will no longer be listed on any public market. Travelport’s headquarters will remain in Langley, U.K.

Financial Guidance

In connection with the announcement of the transaction, Travelport is providing the following update to its financial guidance.

The following forward-looking statements, as well as those made elsewhere within this press release, reflect expectations as of December 10, 2018. The company assumes no obligation to update these statements. Results may be materially different and are affected by many factors detailed in this release and in Travelport’s quarterly and annual Securities and Exchange Commission (“SEC”) filings and/or furnishings, which are available on the SEC’s website at www.sec.gov.

The company is reaffirming its financial guidance ranges for full year 2018 and, as stated in its press release of November 1, 2018, the company anticipates its net revenue, Adjusted EBITDA and Free Cash Flow to be at the lower end of their respective ranges. Further, the company anticipates Adjusted Net Income and Adjusted Income per Share - diluted to be within the mid-to-higher-end of their respective ranges.

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(in $ millions, except per share amounts)	FY 2018 Guidance	Growth
Net revenue	$2,535 - $2,585	4% - 6%
Adjusted EBITDA (1)	$585 - $605	(1)% - 3%
Adjusted Net Income (1)	$170 - $185	(6)% - 2%
Adjusted Income per Share – diluted (2)	$1.34 - $1.46	(7)% - 1%
Free Cash Flow (3)	$210 - $230	5% - 15%

The company refers to certain non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Income (Loss) per Share - diluted and Free Cash Flow. Please refer to pages 6 to 7 of this press release for additional information.

(1)	Adjusted EBITDA guidance consists of Adjusted Net Income guidance excluding expected depreciation and amortization of property and equipment and expected amortization of customer loyalty payments of $240 million to $250 million, expected interest expense, net (excluding the impact of unrealized gain (loss) on interest rate derivative instruments) of approximately $110 million and expected related income taxes of approximately $55 million. Adjusted Net Income guidance excludes the expected impact of amortization of acquired intangible assets of approximately $40 million, loss on early extinguishment of debt of $28 million, expected equity-based compensation and related taxes and corporate and restructuring costs of $60 million to $70 million, income from discontinued operations of $28 million related to the release of an indemnity provision for liabilities accrued upon the sale of Gullivers Travel Associates in 2011 and an expected income tax benefit related to the adjustments above of approximately $15 million. Travelport is unable to reconcile Adjusted EBITDA and Adjusted Net Income to net income (loss) determined under U.S. GAAP due to the unavailability of information required to reasonably predict certain reconciling items, such as loss on early extinguishment of debt, impairment of long-lived assets, unrealized gains or losses on foreign currency and interest rate derivative instruments, and the related tax impact of such adjustments along with other tax adjustments.
(2)	Adjusted Income per Share – diluted guidance consists of Adjusted Net Income divided by Travelport’s expected weighted average number of dilutive common shares for 2018 of approximately 127 million.
(3)	Free Cash Flow guidance reflects expected net cash provided by operating activities for 2018 of $345 million to $365 million less expected cash additions to property and equipment of approximately $140 million.

The guidance above assumes spot foreign exchange rates as of December 3, 2018, together with the impact of foreign exchange rate hedges undertaken during 2017 as part of the company’s rolling hedging program.

Looking ahead to 2019, despite the company’s new business wins with regional and global corporate travel agencies, share gains in the online travel agency sector, and the continued growth of its virtual payments business, eNett, the company anticipates that its business momentum will continue to be tempered by the previously disclosed specific customer headwinds. The company is therefore taking steps to restructure and optimize the efficiency of its cost base.

In the absence of a transaction, the company currently anticipates its 2019 Adjusted EBITDA to be approximately flat compared to 2018 as it cycles through the full year impact of these specific customer headwinds while continuing to invest in order to fully realize the new growth opportunities that have been contracted. In addition, the company currently anticipates its 2019 Adjusted Net Income to be slightly down compared to 2018 due to higher interest expense.

During the pendency of the transaction announced today, the company does not intend to provide further updates to its 2018 and 2019 guidance and is suspending its 2020 financial targets. Further, pursuant to the terms of the agreement, the company will not declare any future dividends during the pendency of the transaction.

-     ends    -

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Financing & Advisors

Morgan Stanley & Co. LLC is serving as lead financial advisor to Travelport, and UBS Securities LLC is serving as joint financial advisor. Kirkland & Ellis LLP is serving as legal counsel to Travelport.

Siris and Evergreen have secured committed debt financing for the transaction from BofA Merrill Lynch, Deutsche Bank AG, Macquarie Capital, Credit Suisse Loan Funding, LLC, and Barclays.

LionTree, Deutsche Bank Securities Inc., Macquarie Capital, and Barclays are acting as financial advisors to Siris. Wachtell, Lipton, Rosen & Katz is acting as corporate counsel to Siris and Sidley Austin LLP is acting as financing counsel to Siris in connection with the transaction.

Gibson, Dunn & Crutcher LLP is acting as legal counsel to Evergreen.

For further information regarding the terms and conditions contained in the definitive merger agreement, please see Travelport’s Current Report on Form 8-K, which will be filed in connection with this transaction.

About Travelport (www.travelport.com)

Travelport (NYSE: TVPT) is the technology company which makes the experience of buying and managing travel continually better. It operates a travel commerce platform providing distribution, technology, payment and other solutions for the global travel and tourism industry. The company facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business-to-business (B2B) travel marketplace.

Travelport has a leadership position in airline merchandising, hotel content and distribution, car rental, mobile commerce and B2B payment solutions. The company also provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions. With net revenue of over $2.4 billion in 2017, Travelport is headquartered in Langley, UK, has approximately 4,000 staff and is represented in 180 countries and territories.

About Siris Capital Group, LLC | Siris Capital

Siris Capital is a leading private equity firm focused on making control investments in data, telecommunications, technology and technology-enabled business service companies in North America. Integral to Siris’ investment approach is its partnership with exceptional senior operating executives, or executive partners, who work with Siris on a consulting basis to identify, validate and operate investment opportunities. Their significant involvement allows Siris to partner with management to add value both operationally and strategically. To learn more, visit us at www.siriscapital.com.

About Elliott and Evergreen

Elliott Management Corporation manages two multi-strategy investment funds which combined have approximately $35 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest funds of its kind under continuous management. The Elliott funds' investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm. This investment is being led by Evergreen Coast Capital, Elliott's Menlo Park affiliate, which focuses on technology investing.

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Important Information For Investors And Shareholders

Important Information and Where to Find it

The proposed acquisition of Travelport by Siris and Evergreen will be submitted to the shareholders of Travelport for their consideration. In connection with the proposed transaction, Travelport will file with the Securities and Exchange Commission (“SEC”) a proxy statement with respect to a special meeting of Travelport’s shareholders to approve the proposed transaction. The definitive proxy statement will be mailed to Travelport’s shareholders. Travelport also plans to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF TRAVELPORT ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TRAVELPORT, SIRIS, EVERGREEN AND THE PROPOSED TRANSACTION. Investors and shareholders will be able to obtain free copies of the proxy statement and other documents containing important information about Travelport, Siris and Evergreen, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Travelport will be available free of charge on Travelport’s website at ir.travelport.com or by contacting Travelport’s Investor Relations Department at +44 (0)1753 288 686.

Certain Information Regarding Participants

Travelport and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Travelport in connection with the proposed transaction. Information about the directors and executive officers of Travelport is set forth in its Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 20, 2018, and in its proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on April 25, 2018. To the extent holdings of Travelport securities have changed since the amounts printed in the proxy statement for the 2018 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This communication does not constitute a solicitation of proxy, an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” that are not limited to historical facts, but reflect Travelport’s current beliefs, expectations or intentions regarding future events. In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “should,” “will”, and “would” or other similar words. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. These forward-looking statements include, without limitation, Travelport’s expectations with respect to the costs and other anticipated financial impacts of the proposed transaction; future financial and operating results of Travelport; Travelport’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the proposed transaction by shareholders; the satisfaction of the closing conditions to the proposed transaction; and the timing of the completion of the proposed transaction.

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All forward-looking statements involve significant risks and uncertainties that could cause future results to differ from those expressed by the forward-looking statements, many of which are generally outside the control of Travelport and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, (i) the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive required shareholder or regulatory approvals, the taking of governmental action to block the proposed transaction, the inability to obtain required financing, or the failure of other closing conditions, and (ii) the possibility that expected financial results will not be realized, or will not be realized within the expected time period, because of, among other things, factors affecting the level of travel activity, particularly air travel volume, including security concerns, pandemics, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which Travelport operates, including fluctuations in currencies, particularly in the U.S. dollar, and the economic conditions in the Eurozone; pricing, regulatory and other trends in the travel industry; Travelport’s ability to obtain travel provider inventory from travel providers, such as airlines, hotels, car rental companies, cruise lines and other travel providers; Travelport’s ability to develop and deliver products and services that are valuable to travel agencies and travel providers and generate new revenue streams; maintenance and protection of Travelport’s information technology and intellectual property; the impact on travel provider capacity and inventory resulting from consolidation of the airline industry; the impact Travelport’s outstanding indebtedness may have on the way Travelport operates its business; Travelport’s ability to achieve expected cost savings from Travelport’s efforts to improve operational and technology efficiency, including through Travelport’s consolidation of multiple technology vendors and locations and the centralization of activities; Travelport’s ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; and Travelport’s ability to grow adjacencies, such as payment and mobile solutions; and the impact on business conditions worldwide as a result of political decisions, including the United Kingdom’s decision to leave the European Union.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. The factors listed in the section captioned “Risk Factors” in Travelport’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 20, 2018, Travelport’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 3, 2018, Travelport’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 2, 2018, and Travelport’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC on November 1, 2018, provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in the forward-looking statements. You should be aware that the occurrence of the events described in these risk factors and elsewhere could have an adverse effect on Travelport’s business, results of operations, financial position and cash flows.

Forward-looking statements speak only as of the date the statements are made. Travelport assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If Travelport does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect thereto or with respect to other forward-looking statements. For any forward-looking statements contained in any document, Travelport claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as Adjusted Net Income (Loss) excluding depreciation and amortization of property and equipment, amortization of customer loyalty payments, interest expense, net (excluding unrealized gains (losses) on interest rate derivative instruments), components of net periodic pension and post-retirement benefit costs other than service cost and related income taxes.

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Adjusted Net Income (Loss) is defined as net income (loss) excluding amortization of acquired intangible assets, gain (loss) on early extinguishment of debt, and items that are excluded under our debt covenants, such as, income (loss) from discontinued operations, gain (loss) on sale of subsidiary, non-cash equity-based compensation, certain corporate and restructuring costs, non-cash impairment of long-lived assets, certain litigation and related costs, and other non-cash items such as unrealized foreign currency gains (losses) on earnings hedges, and unrealized gains (losses) on interest rate derivative instruments, along with any income tax related to these exclusions. Tax impacts not related to core operations have also been excluded.

Adjusted Income (Loss) per Share – Diluted is defined as Adjusted Net Income (Loss) for the period divided by the weighted average number of dilutive common shares.

Free Cash Flow is defined as net cash provided by (used in) operating activities, less cash used for additions to property and equipment.

The Company utilizes non – GAAP (or adjusted) financial measures, including Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share – diluted, to provide useful supplemental information to assist investors in understanding and assessing its performance and financial results on the same basis that management uses internally. These adjusted financial measures provide investors greater transparency with respect to the key metrics used by management to evaluate Travelport’s core operations, forecast future results, determine future capital investment allocations and understand business trends within the industry. Adjusted Net Income (Loss) per Share – diluted is also used by Travelport’s Board of Directors to determine incentive compensation for future periods. Management believes the adjusted financial measures assist investors in the comparison of financial results between periods as such measures exclude certain items that management believes are not reflective of Travelport’s core operating performance consistent with how management reviews the business.

Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share – diluted and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and should not be considered as, alternatives to net income (loss), or net income (loss) per share – diluted, as determined under U.S. GAAP. In addition, these measures may not be comparable to similarly named measures used by other companies.

The Company believes Adjusted Income (Loss) per Share – diluted is a useful measure for its investors as it represents, on a per share basis, the company’s consolidated results, taking into account depreciation and amortization on property and equipment and amortization of customer loyalty payments, as well as other items which are not allocated to the operating businesses such as interest expense (excluding unrealized gains (losses) on interest rate derivative instruments), certain components of net periodic pension and post-retirement benefit costs and related income taxes but excluding the effects of certain expenses not directly tied to the core operations of the company’s businesses. Adjusted Income (Loss) per Share – diluted has similar limitations as Adjusted Net Income (Loss) and Adjusted EBITDA and may not be comparable to similarly named measures used by other companies. In addition, Adjusted Net Income (Loss) does not include all items that affect the company’s net income (loss) and net income (loss) per share for the period. Therefore, the company believes it is important to evaluate these measures along with its consolidated statements of operations.

The Company believes its important measure of liquidity is Free Cash Flow. This measure is a useful indicator of the company’s ability to generate cash to meet its liquidity demands. Travelport uses Free Cash Flow to conduct and evaluate its operating liquidity. The Company believes it typically presents an alternate measure of cash flows since purchases of property and equipment are a necessary component of its ongoing operations and provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow its platform.  Travelport believes Free Cash Flow provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.  Free Cash Flow is a non – GAAP measure and may not be comparable to similarly named measures used by other companies.  This measure has limitation in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent residual cash flow for discretionary expenditures. This measure should not be considered as a measure of liquidity or cash flows from operations as determined under U.S. GAAP.

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These non–GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Travelport’s results as reported under U.S. GAAP.

Contacts

Travelport:

Investors

Majid Nazir

Head of Investor Relations

Tel: +44 (0)1753 288 857

majid.nazir@travelport.com

Peter Russell

Group Treasurer

Tel: +44 (0)1753 288 248

peter.russell@travelport.com

Media

Julian Eccles

Vice President, PR and Communications

Tel: +44 (0)7720 409 374

julian.eccles@travelport.com

Anna Davies

Head of Global Communications

Tel: +44 (0)7787 501 908

anna.davies@travelport.com

Michael Flaherty

Senior Vice President, Gladstone Place Partners

Tel: +1 646 668 6852

mflaherty@gladstoneplace.com

Siris:

Dana Gorman

Managing Director, Abernathy MacGregor

Tel: +1 212 371 5999

dtg@abmac.com

Blair Hennessy

Senior Vice President, Abernathy MacGregor

Tel: +1 212 371 5999

bth@abmac.com

Elliott/Evergreen:

Stephen Spruiell

Tel: +1 212 478 2017

sspruiell@elliottmgmt.com

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